Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 21, 2008, except for Note 15, as to which the date is June 2, 2008, accompanying the consolidated financial statements of Britannia Bulk Holdings Inc. as of December 31, 2007 and for the year then ended contained in this Prospectus and Registration Statement on Form F-1.  We consent to the use of the aforementioned report in the Prospectus and Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

New York, New York

June 12, 2008